Exhibit 23.3

Consent of Independent Mining and Geological Consultant

We hereby consent to the reference in this Registration Statement on Form S-4 of American Rock Salt Company LLC of our Report No. 3105 - Independent Valuation of American Rock Salt Company’s Hampton Corners Mine, located in Livingston County, NY, as of January 2004, and to our undertakings in connection with such report, which are referred to in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/    John T. Boyd Company

John T. Boyd Company

Pittsburgh, PA

August 26, 2004